Exhibit 5.1

+1 617 526 6000 (t)

+1 617 526 5000 (f)

wilmerhale.com

June 23, 2020

Editas Medicine, Inc.

11 Hurley Street

Cambridge, MA 02141

Re:                             Editas Medicine, Inc.

Ladies and Gentlemen:

This opinion is furnished to you in connection with a Registration Statement on Form S-3 (the “Registration Statement”) filed by Editas Medicine, Inc., a Delaware corporation (the “Company”), on June 23, 2020 with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of up to 4,600,000 shares of Common Stock of the Company, par value $0.0001 per share (the “Shares”), including 600,000 Shares issuable upon exercise of an option to purchase additional shares granted by the Company.

The Shares are to be offered and sold by the Company pursuant to an underwriting agreement by and between the Company and Morgan Stanley & Co. LLC(the “Underwriting Agreement”).

We are acting as counsel for the Company in connection with the issue and sale by the Company of the Shares.  We have examined copies of the Registration Statement as filed with the Commission.  We have also examined and relied upon the Underwriting Agreement, minutes of meetings of the stockholders and the Board of Directors of the Company regarding the authorization of the execution and delivery of the Underwriting Agreement and the authorization and issuance of the Shares as provided to us by the Company, the Certificate of Incorporation and By-Laws of the Company, each as restated and/or amended to date, and such other documents as we have deemed necessary for purposes of rendering the opinions hereinafter set forth.

In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents and the legal competence of all signatories to such documents.

June 23, 2020 Page 2

We express no opinion herein as to the laws of any state or jurisdiction other than the General Corporation Law of the State of Delaware and the federal laws of the United States of America.  We also express no opinion herein with respect to compliance by the Company with the securities or “blue sky” laws of any state or other jurisdiction of the United States or of any foreign jurisdiction.  In addition, we express no opinion and make no statement herein with respect to the antifraud or antitrust or unfair competition laws of any jurisdiction.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized for issuance and, when the Shares are issued and paid for in accordance with the terms and conditions of the Underwriting Agreement, such Shares will be validly issued, fully paid and nonassessable.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters.  This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

We hereby consent to the filing of this opinion with the Commission, in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”), as an exhibit to the Registration Statement and to the use of our name therein and in any prospectus supplement under the caption “Legal Matters.”  In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Sincerely,

WILMER CUTLER PICKERING
HALE AND DORR LLP

By:	/s/ Rosemary G. Reilly
Rosemary G. Reilly, Partner